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                                                          EXHIBIT 4.(ii)(d)(18)

           ENDORSEMENT TO PROMISSORY NOTE TO UNITED STATES OF AMERICA

         Great Independence Ship Co., a Delaware corporation (the "Shipowner"), for value received, promises to pay THE UNITED STATES OF AMERICA (the "United States"), represented by the Secretary of Transportation, acting by and through the Maritime Administrator (the "Secretary"), at the office of the Maritime Administration, Department of Transportation, Washington, D.C., in lawful money of the United States of America, the aggregate principal amount of $6,903,000 on or before December 7, 2015, together with interest thereon from the date hereof at the rates as calculated by the method defined in the Additional Obligations (as hereinafter defined), or such greater or lesser amounts of principal and interest which are set forth in the Additional Obligations, forms of which are attached hereto as Exhibit 1, to be paid semi-annually on June 7, and December 7 of each year commencing on December 7, 1996, until such principal sum has been paid. This Endorsement to Secretary's Note (as hereinafter defined) is subject to mandatory prepayment on the same terms and conditions as the Additional Obligations, as hereinafter defined.

         This endorsement (the "Endorsement to Secretary's Note") is given (1) in consideration of the issuance by the Secretary, pursuant to the provisions of Title XI of the Merchant Marine Act, 1936, as amended, of Guarantees of payment of the unpaid interest on and the unpaid balance of the principal amount of the Shipowner's United States Government Guaranteed Ship Financing Obligations, Independence Series B, consisting of $3,363,000 principal amount of Floating Rate Notes Independence Series B, due December 7, 2005 (the "2005 B Notes") and $3,540,000 of Sinking Fund Bonds Independence Series B, due December 7, 2015 (the "2015 B Bonds") (the 2005 B Notes and the 2015 B Bonds shall be called, collectively, the "Additional Obligations"), issued by the Shipowner on the date hereof in order to finance a portion of the cost of reconditioning/reconstruction of the INDEPENDENCE (the "Vessel"), (2) in consideration of the Secretary's commitment to guarantee the Additional Obligations to be issued by the Shipowner, and (3) to secure payment by the Shipowner to the Secretary of any amount that the Secretary may be required to pay to the Holders of the Additional Obligations under said Guarantees.

         This Endorsement to the Secretary's Note is issued pursuant to the provisions of a certain Security Agreement originally executed as of December 7, 1995, Contract No. MA-13070, as amended by Amendment Number 1 to Security Agreement, dated as of the date hereof, between the Shipowner and the Secretary (said agreement, as the same is amended on the date hereof and as may be further supplemented or amended in accordance with its terms being herein called the "Security Agreement").

         Amendment Number 1 to Security Agreement contemplates that on the date hereof, a supplement to a First Preferred Ship Mortgage on the Vessel originally


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executed as of December 7, 1995, will be executed and delivered by the
Shipowner, as mortgagor, to the Secretary, as mortgagee, covering the Shipowner's interest in such Vessel (said mortgage, as the same is supplemented on the date hereof and as may be further amended or supplemented in accordance with its terms, being herein called the "Mortgage"). The definitions used in, and the provisions of, the Security Agreement and the Mortgage are incorporated herein by this reference.

         This Endorsement to the Secretary's Note has been negotiated and received by the Secretary, is secured by the Security Agreement and the Mortgage, and is subject to all the terms of the Security Agreement and the Mortgage, to the same extent as if said documents were set out herein in full.

         The condition of this Endorsement to the Secretary's Note is such that so long as any of the Additional Obligations are Outstanding and until the Guarantees on each of the Additional Obligations shall have been terminated pursuant to the provisions of Section 3.05(1), (2) or (4) of Exhibit 1 to the Security Agreement, the principal of and the interest on this Endorsement to the Secretary's Note in respect of the related Outstanding Obligations shall be payable as follows:

                 (1) by payment of interest on such Additional Obligations in accordance with the provisions thereof and of the Indenture;

                 (2) by any redemption of such Additional Obligations in accordance with the provisions thereof and the Indenture;

                 (3) when such Additional Obligations have been Retired or Paid other than by payment of the Guarantees;

and the aforesaid payments shall constitute payment of the principal of and the interest on this Endorsement to the Secretary's Note as of the date on which and to the extent such payment, redemption or retirement is made, and this Endorsement to the Secretary's Note shall be discharged to the extent of such payment of principal or interest; provided that, to the extent that any such payment has been made with moneys advanced or loaned to the Shipowner by the Secretary, such payment on the Additional Obligations shall not, as to such amount, constitute payment of principal or interest on this Endorsement to the Secretary's Note and the same shall not in any way be discharged as to such amount and, to the extent of such non-discharge of this Endorsement to the Secretary's Note, an endorsement satisfactory to the Secretary shall be placed on this Endorsement to the Secretary's Note; and provided further, that in the event the Secretary shall have assumed the Shipowner's rights and duties under the Indenture and the Additional Obligations and shall have made any payments, such payments of principal and interest on the Additional Obligations by the Secretary, shall





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not, as to such amounts, constitute payment of principal and interest on this
Endorsement to the Secretary's Note and the same shall not in any way be discharged as to such amounts until such time as this Endorsement to the Secretary's Note shall have been paid in full or otherwise discharged in an appropriate proceeding in a court of competent jurisdiction as established by the final order of a court of last resort or the final order of an inferior court which is not appealed.

         The unpaid balance of the principal of this Endorsement to the Secretary's Note and the interest hereon may be declared or may become due and payable by declaration of the Secretary at any time after the Secretary (i) shall have been required to pay the Guarantees pursuant to the terms of the Indenture and the Authorization Agreement or (ii) shall have assumed pursuant to the terms of the Indenture, the Shipowner's rights and duties under the Indenture and the Additional Obligations. Thereupon, the unpaid balance of the principal of and the interest on this Endorsement to the Secretary's Note shall become due and payable, together with interest thereon at the same rates for overdue principal.

         This Endorsement to the Secretary's Note shall be cancelled by the Secretary and surrendered to the Shipowner if (a) all Outstanding Additional Obligations are paid as provided in Section 3.03 of Exhibit 1 to the Security Agreement, or (b) as otherwise provided in the provisions of Section 3.04 of
Exhibit 1 to the Security Agreement.





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         IN WITNESS THEREOF, the Shipowner has caused this Endorsement to the
Secretary's Note to be signed on this 28th day of March, 1996.

                                        GREAT INDEPENDENCE SHIP CO.
                                         as Shipowner



                                        BY: /s/ Jordan B. Allen
                                            ___________________________
                                            Vice President

Attest:



BY: /s/ Robin Mariella
    ___________________________
    Assistant Secretary










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